Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
October 30, 2025	Investors: David M. Lowe, 612-623-6456
Media: Meredith Sobieck, 763-353-1498
Meredith_A_Sobieck@graco.com

GRACO INC. APPOINTS ANDREA (ANDI) H. SIMON TO THE BOARD OF DIRECTORS

MINNEAPOLIS – Oct. 30, 2025 – Graco Inc. (NYSE:GGG) announced today that Andrea (Andi) H. Simon has been appointed as a member of the company’s board of directors, effective December 5, 2025.

Ms. Simon serves as Executive Vice President & Chief Financial Officer at MasterBrand, Inc. (NYSE: MBC), the largest manufacturer of residential cabinets in North America. She has held this position since 2020, including through the 2022 spin-off of MasterBrand as a separate public company from Fortune Brands Home & Security, Inc. Prior to that, Ms. Simon served in various operating leadership, finance and compliance-oriented roles at The Weir Group plc, a London Stock Exchange-listed company that manufactures and services highly-engineered equipment for the mining, nuclear defense, oil and gas and power generation markets. Earlier in her career, she worked in the accounting, finance and internal audit functions at Briggs & Stratton Corporation, and was a senior auditor at Arthur Andersen, LLP. Ms. Simon holds a bachelor’s degree in accounting, as well as a Masters of Business Administration, from Marquette University.

“On behalf of our board of directors and leadership team, I am delighted to welcome Andi to Graco,” said J. Kevin Gilligan, Graco’s Chairman of the Board. “Andi brings a wealth of financial expertise, operational experience and business acumen to our board. Her insights and contributions will be valuable as Graco continues to execute upon its global growth strategies.”

Ms. Simon will serve on the company’s Audit Committee and Management Organization and Compensation Committee.

ABOUT GRACO

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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